UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MORGANS HOTEL GROUP CO.
(Name of Registrant as Specified in Its Charter)

KERRISDALE ADVISERS, LLC KERRISDALE CAPITAL MANAGEMENT, LLC KERRISDALE PARTNERS MASTER FUND LTD SAHM ADRANGI JORDON GIANCOLI NAVI HEHAR JOHN BRECKER ANDREW BROAD ALAN CARR L. SPENCER WELLS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Kerrisdale Capital Management, LLC, together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Morgans Hotel Group Co., a Delaware corporation.

On April 2, 2014, Kerrisdale Capital Management, LLC issued the following press release:

KERRISDALE CAPITAL MANAGEMENT DELIVERS LETTER TO BOARD OF MORGANS HOTEL GROUP

Refutes Statements Made by the Current Board in its Recently Issued Press Release

Defends its Slate of Highly Qualified Director Nominees

New York, NY – April 2, 2014 - Kerrisdale Capital Management, LLC (“Kerrisdale”), a private investment management firm and beneficial owner of more than 3% of the shares of Morgans Hotel Group Co. (“Morgans” or the “Company”) (NASDAQ: MHGC), today announced that it has delivered a letter to the Company’s Board of Directors responding to the Company’s press release issued on March 19, 2014.

The full text of the letter is included below:

April 2, 2014
Board of Directors
Morgans Hotel Group Co.
475 Tenth Avenue
New York, NY 10018

To the Board of Directors:

Kerrisdale Capital Management, LLC, together with its affiliates (“Kerrisdale”), would like to refute certain statements made by the current board of directors (the “Board”) of Morgans Hotel Group Co. ("Morgans" or the "Company") in its press release issued on March 19, 2014 (the “Press Release”) responding to our notice nominating seven highly qualified director nominees for election to the Board at the 2014 Annual Meeting of Shareholders expected to be held on May 14, 2014 (the “2014 Annual Meeting”).

We welcome your response to our nomination notice.

Our nominees are exceptionally qualified and possess the necessary skills required to lead the Company.

Three of our director nominees are industry veterans in the financial sector, who have respectively (i) managed a multibillion dollar distressed debt hedge fund for thirteen years and currently serves on multiple corporate boards, three of which are public companies, (ii) spent ten years at a multibillion dollar distressed, special situations and private equity fund as a managing director, as well as seven years as an attorney at a leading international law firm; and (iii) spent three years as a partner in a credit opportunities fund at one of the most prestigious private equity firms in the world and a partner and portfolio manager for seven years at one of the most prestigious distressed debt funds in the world.

Our final director nominee has more than fifteen years of experience in hotel brokerage and third party hotel management. He has been the principal hotel broker for over 150 hotel transactions, was named one of Real Estate New Jersey’s Broker All-Stars, has been involved personally in the sale of over 50 hotels in the last eighteen months, and is a graduate of the Cornell School of Hotel Administration.

The directors selected by Kerrisdale are highly competent professionals with proven track records.  We have specifically avoided nominating individuals with deep operational expertise, because we do not intend to interfere with the current operations of the Company.  We believe the current managers originally appointed by Yucaipa that have operated Morgans over the past several years are the most fit to operate the Company.  To the extent the new Board later determines that special expertise should be brought in to supplement the Board, its members will reconstitute the Board as necessary to accommodate such expertise.

Kerrisdale’s platform is simple: we are committed to initiating an exploration of strategic alternatives, including a serious consideration of selling Morgans to the highest bidder.  Shareholders who prefer the noncommittal approach of the current Board, whose platform consists of cutting a little SG&A here, refinancing a little debt there, firing a few executives here and suing a few creditors there, can vote for the current Board.  Shareholders who want the Board to hire a highly qualified investment bank to solicit bids from a wide array of interested parties, and sell the company through a robust and professionally run sale process, should vote for Kerrisdale’s slate of directors.

Finally, consider the current Board’s celebration of its own accomplishments, which we re-print from the Press Release below:

“In just nine months, this Board has overseen improved earnings, the significant reduction of a previously perilous corporate expense structure, important steps toward the resolution of costly litigation and the de-risking of a legacy balance sheet. These improvements are partially reflected in the approximately 52% increase in the price of Morgans' common stock since the announcement of the OTK slate last year. Additionally, the successful debt refinancing at Hudson and Delano South Beach on attractive terms provides the Company with improved liquidity and flexibility.”

We believe that Morgans’ improved earnings are the result of the Yucaipa-appointed management team, and are not a result of any actions of the current Board. Reducing corporate expenses provides minimal value to shareholders, since an acquirer can reduce corporate expenses itself. Given that the current Board is responsible for Morgans’ exposure to costly litigation, we find it inappropriate that the Board celebrates resolving the costly litigation that they themselves invited.  In terms of the de-risking of a legacy balance sheet and refinancing of the Hudson and Delano mortgages, the current Board has merely replaced lower-cost debt with higher-cost debt, while incurring unnecessary refinancing fees.

Furthermore, the approximate 52% increase in the stock price is in our opinion due to the $7.50 unsolicited bid by Hyatt, and the subsequent $8.00 unsolicited bid by Yucaipa, which together have created a floor for the stock price. We therefore refute the Board’s claim that the stock price increase is a result of its efforts.

In order to successfully expand its key hotel brands, Morgans must overcome numerous challenges, including attaining attractive financing, hiring local managerial talent, contracting real estate locations on a global scale, and must do so while funding its own IT, legal and public company expenses. In almost every critical factor necessary for Morgans to succeed, a well-capitalized global hotel operator can achieve these outcomes cheaper, faster, and at far lower risk.

If elected to the Board, our nominees will not only better represent shareholders’ interests than the current Board, but will reopen communications between the Board and Morgans’ shareholders.  A new Board consisting of Kerrisdale’s nominees will re-initiate conference calls after earnings releases and make itself available for shareholder input and inquiries.

It is time for a Board whose interests are directly aligned with all shareholders. We believe that our highly qualified director nominees are the appropriate candidates to lead the Company. We are confident that our nominees will provide effective, stockholder-aligned leadership of Morgans Hotel Group.

Sincerely, /s/ Sahm Adrangi Sahm Adrangi Chief Investment Officer Kerrisdale Capital Management, LLC

About Kerrisdale Capital Management, LLC

Kerrisdale Capital Management, LLC is a fundamentally-oriented investment manager that focuses on long-term value investments and event-driven special situations. Kerrisdale has $300 million in assets under management and is based out of New York City.

For further information, please contact:

Sahm Adrangi
Chief Investment Officer
Kerrisdale Capital Management, LLC
1212 Avenue of the Americas, 3rd Floor
New York, NY 10036
Telephone: 212.792.9148

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Kerrisdale Capital Management, LLC (“Kerrisdale”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Morgans Hotel Group Co., a Delaware corporation (the “Company”).

KERRISDALE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Kerrisdale, Kerrisdale Partners Master Fund Ltd (“Master Fund”), Kerrisdale Advisers, LLC (“Advisers”), Sahm Adrangi, Jordon Giancoli, Navi Hehar, John Brecker, Andrew Broad, Alan Carr and L. Spencer Wells (collectively, the “Participants”).

As of the date of this filing, Master Fund directly owns 954,576 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company. As of the date of this filing, Advisers, as the investment advisor to Master Fund and certain managed accounts (the “Accounts”), beneficially owns the 954,576 shares of Common Stock owned directly by Master Fund and 147,976 shares of Common Stock owned beneficially by the Accounts. Mr. Adrangi, as the Managing Member of Advisers, beneficially owns the 1,102,552 shares of Common Stock owned beneficially by Advisers. None of Messrs. Brecker, Broad, Carr, Wells, Giancoli and Hehar owns any shares of Common Stock.